                                  PRESS RELEASE

             L-3 COMMUNICATIONS ANNOUNCES SALE OF CONVERTIBLE BONDS

NEW YORK--(BUSINESS WIRE)--November 16, 2000 - L-3 Communications (NYSE:LLL) announced today that it has sold $250 million in 5 1/4% Convertible Senior Subordinated Notes due 2009 in a private placement. The company could generate total proceeds of $300 million in aggregate principal amount of notes, if the over allotment option is exercised in full. The notes may be converted into the company's common stock at $81 1/2 per share, a premium equivalent to 22.3% over today's closing price of $66 5/8.

The company offered these securities in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933.

L-3 Communications intends to use the net proceeds from the offering to repay existing debt under its Senior Credit Facilities and for general corporate purposes, including potential acquisitions.

These notes and the common stock issuable upon conversion of these notes have not been registered under the Securities Act of 1933, as amended or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of secure communications systems and products, avionics and ocean products, training products, microwave components and telemetry, instrumentation, space and wireless products. Its customers include the Department of Defense, selected US government intelligence agencies, aerospace prime contractors and commercial telecommunications and wireless customers.

To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission.

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